Exhibit 99.1
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NEVADA CHEMICALS, INC.

News Release

FOR IMMEDIATE RELEASE:  November 25, 2005

CONTACT:          John T. Day, President/CEO
                  Dennis P. Gauger, CFO
                  Nevada Chemicals, Inc.
                  801-984-0228

        Nevada Chemicals, Inc. Receives Nasdaq Staff Determination Letter

         Nevada Chemicals, Inc. (the "Company") announced today that it had received notice from the Nasdaq Stock Market that it did not satisfy Marketplace Rule 4310(c)(14) as a result of the delay in filing its quarterly report on Form 10-Q for the period ended September 30, 2005. Accordingly, the Company's common stock will be delisted as of the opening of business on December 1, 2005 if the Company does not timely request a hearing before the Nasdaq Listing
Qualifications Panel. As a result, the letter "E" will be appended to the trading symbol for the Company's common stock as of November 25, 2005, so that the common stock will trade under the symbol "NCEME".

         The Company has filed a request for a hearing before a Nasdaq Listing Qualifications Panel. This request for hearing will stay the delisting so that the Company's common stock will continue to trade until the hearing and for any additional period granted by the Nasdaq Listing Qualifications Panel as a result of the hearing. Hearings are typically scheduled within 30 to 45 days of the Company's request. There can be no assurance that the Nasdaq Listing
Qualifications Panel will grant the Company any additional time after the hearing to comply with the Nasdaq listing requirements.

         As previously announced, the Company's quarterly report on Form 10-Q for the period ended September 30, 2005 has been delayed pending the restatement of the Company's consolidated financial statements as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and the interim condensed consolidated financial statements as of and for the periods ended March 31, and June 30, 2005. The Company's income tax returns are under audit by the Internal Revenue Service. Through this audit process, the Company has determined that certain income tax provisions and related balance sheet accounts and disclosures associated with accruals and payments of foreign income taxes have previously been inaccurately presented in the Company's consolidated financial statements, including both tax assets and liabilities reflected on the consolidated balance sheets and the tax provisions reflected in the consolidated statements of operations. The errors were initiated in fiscal 2001 in connection with the sale by the Company of its explosives business, including substantially all of its foreign operations. Correction of the errors will affect the tax assets and liabilities and reduce retained earnings in the consolidated balance sheets and will result in reduced earnings over the four years ended December 31, 2004 and in the subsequent fiscal 2005 interim periods. The Company has not yet completed its analysis of the necessary adjustments.

         Adjustments are not expected to impact revenues, operating expenses or other operating accounts. The Company anticipates that the cumulative effect of these income tax-related adjustments will reduce retained earnings as of June 30, 2005, but that the impact will not exceed 10% of the Company's stockholders' equity.

         The Company currently plans to report the impact of the errors by filing amended reports containing restated consolidated financial statements as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and for each of the periods ended March 31, and June


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30, 2005.  The Company  anticipates  that it will be able to complete its review and file the restated financial statements and amended reports during December 2005 or January 2006. Immediately after filing the amended reports, the Company will file its quarterly report on Form 10-Q for the period ended September 30, 2005.

         The forward-looking statements contained herein are based on the Company's current expectations and actual results may differ. The Company is still analyzing the appropriate amount and classifications of the tax liabilities and assets to be reflected in the consolidated balance sheets and the provision for income taxes to be reflected in the consolidated statements of income. The actual amounts ultimately reported and the timing of the filings are dependent on the completion of the Company's analysis, the preparation of restated consolidated financial statements, and the audit and review (and related reports) on the Company's consolidated financial statements for the affected periods by the Company's independent registered public accounting firm.



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